FOR IMMEDIATE RELEASE

CONTACT:

Meg Maise (Corporate Press/Investor Relations)
Take-Two Interactive Software, Inc.
(646) 536-2932
meg.maise@take2games.com

Brunswick Group
Steve Lipin
Nina Devlin
(212) 333-3810
taketwo@brunswickgroup.com

TAKE-TWO INTERACTIVE SOFTWARE’S BOARD REJECTS ELECTRONIC ARTS’
UNSOLICITED PROPOSAL AS INADEQUATE

New York, NY - February 24, 2008 --The Board of Directors of Take-Two Interactive Software, Inc. (NASDAQ:TTWO) today confirmed that it has received an unsolicited proposal from Electronic Arts Inc. (NASDAQ:ERTS) to acquire Take-Two for $26.00 per share in cash. Take-Two’s Board of Directors has thoroughly reviewed EA’s unsolicited proposal with the assistance of its independent financial and legal advisors and concluded that the proposal is inadequate in multiple respects and not in the best interests of Take-Two’s stockholders.

After careful evaluation, the Board has determined that EA's proposal substantially undervalues Take-Two’s robust and enviable stable of game franchises, exceptional creative talent and strong consumer loyalty. We believe EA's unsolicited offer is highly opportunistic and is attempting to take advantage of our upcoming release of Grand Theft Auto IV, one of the most valuable and durable franchises in the industry. Furthermore, the offer values the Company at a significant discount to its public peers and does not compensate Take-Two for its intrinsic value and the substantial synergies that the proposed combination would create.

Strauss Zelnick, Executive Chairman of the Board of Take-Two commented, “Electronic Arts’ proposal provides insufficient value to our shareholders and comes at absolutely the wrong time given the crucial initiatives underway at the Company. Thanks to the extraordinary efforts of our creative and business teams, Take-Two has made enormous strides in the past 10 months toward our common goal of being the most creative, innovative and efficient company in our industry. We're extremely proud of our unique portfolio of game franchises, exceptional creative talent and loyal consumer following. Our Board believes that we will build greater value for our stakeholders by remaining relentlessly focused on our strategy and delivering on our mission of making the highest quality interactive entertainment."

Mr. Zelnick continued, “In addition to undervaluing key elements of our business, EA’s proposal fails to recognize the value we are building through our ongoing turnaround efforts, which will further revitalize Take-Two. While we have made substantial progress already, the turnaround of our business which we initiated in June is not yet complete, and we believe its benefits have not been recognized in either our current stock price or in the value of EA’s proposal."

Mr. Zelnick added, “While the Board believes that entering into discussions with EA at this time is not in the best interests of shareholders, we had offered to enter into a good-faith dialogue with EA to determine if our companies can reach common ground on the appropriate value of Take-Two as a first step to realizing a mutually beneficially transaction. However, given the great importance of the Grand Theft Auto IV launch to the value of Take-Two, the Board has determined that the only prudent and responsible course for our Company and its stockholders is to defer these discussions until immediately after Grand Theft Auto IV is released. Therefore, we offered to initiate discussions with EA on April 30th, 2008 (the day after Grand Theft Auto IV is scheduled to release). We believe this offer demonstrated our commitment to pursuing all avenues to maximize stockholder value, while we believe that EA’s refusal to entertain this path is evidence of their desire to acquire Take-Two at a significant discount, whereas we believe this value rightly belongs to our stockholders.”

Take-Two has a proven track record of creating and acquiring ownership of valuable new intellectual property. Grand Theft Auto is one of the industry’s top franchises, having sold more than 65 million units to date. Over the past year, Take-Two has continued to expand its owned intellectual property portfolio, with two new franchises established - BioShock, one of the highest rated games of all time and winner of numerous “Game of the Year” awards, which has sold over 2 million units to date - and Carnival Games, a casual game for the Wii™, which has sold over 1 million units to date. Take-Two’s other proven million-unit selling video game franchises include Midnight Club, Sid Meier’s Civilization, Bully, Red Dead Revolver, Max Payne, Rockstar Games presents Table Tennis, Manhunt, Red Dead Revolver, Mafia, The Darkness, Spec Ops, Sid Meier's Railroads! and Sid Meier's Pirates! Take-Two also has powerful and growing sports franchises, with licenses for leading brands, including Major League Baseball® 2K, NBA® 2K and NHL® 2K, and proprietary sports brands, such as Top Spin, All Pro Football and Don King Presents: Prizefighter.  Additionally, Take-Two has a partnership with Nickelodeon to publish video games based on top rated Nick Jr. titles such as Dora the Explorer and Go, Diego, Go!

Ben Feder, Chief Executive Officer of Take-Two, commented, “The revitalization of Take-Two is well underway. In the last year, we have accomplished a great deal in terms of restructuring our cost base to improve margins, addressing the legacy issues that have weighed on our business, and enhancing our creative output through organic and external initiatives. We believe stockholders will reap the benefits of these actions both in the near and long term and that our efforts will create greater value for stockholders than what is being offered by EA at this time.”

As part of its turnaround plan, Take-Two has implemented a more streamlined and efficient operating structure, put in place a $25 million cost cutting initiative, instituted a disciplined Product Investment Review Process, restructured international operations to create a more efficient and responsive international organization, consolidated the majority of 2K Games and 2K Sports operations on the West Coast to increase efficiency and better support the growth of these labels, and sold its non-core Joytech business.

To continue to position itself for the future, the Company has begun to more aggressively leverage potential growth opportunities, with the acquisition of Illusion Softworks development studio and the formation of the 2K Play label to focus on the family and casual games market.

In addition, current management has secured a $140 million line of credit, announced a preliminary settlement of the “Hot Coffee” class action and made significant progress in resolving the New York District Attorney and SEC actions that have been pending against Take-Two since June 2006 and July 2006, respectively.

Mr. Feder concluded, "We remain committed to executing our existing business strategy and turnaround plans and to building value for all of our stockholders. We intend to vigorously resist any attempt by EA to acquire Take-Two at a price that does not adequately value our Company and its growth opportunities."

Bear Stearns and Lehman Brothers are acting as financial advisors to Take-Two and Proskauer Rose LLP is acting as a legal advisor.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.

For more information, please visit http://www.transactioninfo.com/taketwo/

Take-Two’s and EA’s letters regarding the proposal are included below.
***
February 6, 2008

Mr. Strauss Zelnick
Chairman of the Board of Directors
Take-Two Interactive Software, Inc.
622 Broadway
New York, NY 10012

Dear Strauss:

Congratulations on your recent announcement about the release date for Grand Theft Auto IV. I am sure it must feel great to have this important title locked and ready.

Further to our recent discussions, this letter is to formally express Electronic Arts Inc’s. (“EA”) interest in acquiring Take-Two Interactive Software, Inc. (“Take-Two”) and to propose a transaction in which EA would acquire all of the outstanding shares of Take-Two common stock for $25 per share payable in cash. We are confident we can consummate a transaction quickly, confidentially and on the terms proposed.

The proposed combination will create significant value for your stockholders. Our offer price provides a substantial premium of 58% over Take-Two’s most recent closing price and a 51% premium over Take-Two’s 30-day trailing average price. The cash purchase price provides certainty of value to Take-Two’s stockholders in today’s uncertain economic environment.

We believe that moving quickly to negotiate and conclude our proposed merger is in the best interest of Take-Two and EA. Waiting for a later date leaves open significant uncertainty regarding the timing, the probability and the value of a potential transaction and is not in the best interests of either company or Take-Two’s stockholders.

We also believe the proposed merger provides an attractive outcome for Take-Two’s employees and business partners. We have a powerful product slate for 2008 and beyond with exciting releases planned for many of EA’s well-established franchises as well as important new franchises we are launching such as SPORE, Dead Space, Dragon Age and Mirror’s Edge. We feel that Take-Two’s IP portfolio is well aligned against EA’s product footprint and its studios fit well with our decentralized divisional model. Take-Two’s creative teams are an essential part of the Take-Two business, and we believe EA would offer a stable and supportive environment for your studios to focus on developing great new games with the backing of a global games industry leader. We believe EA can and will represent the best home for these teams anywhere in the entertainment world.

We have completed a thorough review of Take-Two’s public information and are prepared to move forward immediately to consummate a transaction with minimum disruption to Take-Two. We believe that with adequate access to the necessary information we can complete all required due diligence in approximately 2 weeks. We believe that our due diligence review would require limited access to a small number of senior executives of Take-Two and its legal, accounting and financial advisors. Importantly, no interaction with any of the studio leaders will be required until our other due diligence is completed and the material terms of a transaction are agreed to.

Considerable time and resources have been put forth in developing this offer, and our Board of Directors has approved its delivery to Take-Two. Our offer is not conditioned on any financing requirement. However, our offer is subject to the satisfactory completion of our due diligence review of Take-Two, the negotiation and execution of mutually acceptable definitive transaction agreements and the satisfaction of customary conditions to be set forth in such agreements.

We do not intend to make this letter public and our offer will automatically terminate and be withdrawn in its entirety if any portion of this letter, or the existence of discussions between EA and Take-Two relating to a possible business combination, are disclosed to any person other than the directors and officers of Take-Two and its legal and financial advisors.

We look forward to hearing back from you by the close of business on Friday, February 15, 2008, with a response to our proposal.

I am available to meet and discuss all aspects of this proposal with you and your Board. If you have any questions, please do not hesitate to contact me. I very much look forward to hearing from you and working with you and the Take-Two team to consummate a successful transaction.

Sincerely,

John Riccitiello
Chief Executive Officer

JSR/dal

***
February 15, 2008

Mr. John S. Riccitiello
Chief Executive Officer
Electronic Arts Inc.
209 Redwood Shores Parkway
Redwood City, CA 94065

Dear John:

Thank you for your letter of February 6, 2008.

The position of the Board of Directors (the “Board”) of Take-Two Interactive Software, Inc. (the “Company”) with respect to an acquisition of the Company by Electronic Arts Inc. (“EA”) has not changed from that which you and I have previously discussed.

As part of the Board’s stated objective of maximizing shareholder value, we have been and remain open to considering a business combination with interested parties at the right time and the right price. However, the Board has concluded that EA's proposal has not been delivered at a time nor does it contemplate a price which is consistent with this objective.

On a personal note, I want to thank you for the courtesy reflected in our prior discussions and also your letter. I look forward to getting to know you better in the future.

Sincerely,

Strauss Zelnick
Executive Chairman of the Board
***
February 19, 2008

Mr. Strauss Zelnick
Executive Chairman of the Board of Directors
Take-Two Interactive Software, Inc.
622 Broadway
New York, NY 10012

Dear Strauss:

Thank you for your letter of February 15, 2008. While I appreciate its courteous tone and value our ongoing dialogue, I am disappointed that you have rejected Electronic Arts Inc.’s (“EA’s”) $25 per share cash offer to acquire Take-Two Interactive Software, Inc. (“Take-Two”) and declined to engage in the friendly negotiations we proposed. We continue to believe that an acquisition of Take-Two by EA is in the best interests of your shareholders, employees and other constituents, and we remain interested in acquiring Take-Two. So, to further demonstrate our seriousness and encourage you to move forward now, I am writing to increase EA’s offer to acquire all of the outstanding shares of Take-Two to $26 per share in cash. This offer is subject to Take-Two agreeing by February 22, 2008 to commence negotiation of a definitive merger agreement and to permit EA to commence a limited due diligence review of Take-Two.

Our revised all-cash offer represents a 64% premium over Take-Two’s most recent closing price and a 63% premium over Take-Two’s 30-day trailing average price (based on prices as of market close on Friday, February 15th). We believe our offer represents a unique and compelling opportunity for Take-Two shareholders to maximize the value of their investment in the company, with materially lower risk than if Take-Two proceeds on a stand-alone basis.

We also believe that the transaction we are proposing represents a uniquely attractive opportunity for Take-Two’s creative teams and key employees. EA is a diversified leader with well-established franchises and proven intellectual properties, global reach, and significant financial resources. I know we both agree that Take-Two’s talented creative teams deserve a permanent home within a stable and growing publisher that provides these teams an environment to do what they do best - create great games. EA is organized in a four-label model that provides our creative teams the autonomy they need to fully realize their creative ambitions, while also providing a stable and supportive corporate and publishing infrastructure which allows them to best address the global marketplace. We have the resources to make the significant investments in technology and infrastructure needed for the most creative and innovative games in the industry. In short, a combination with EA would provide Take-Two’s studios and employees a combination of the right resources for investment and global reach, and the right environment to do their best work.

We believe that Take-Two’s shareholders would not be well-served by any further delay in negotiating and completing the proposed merger. While the videogame industry remains an attractive, high-growth business, the challenges and risks in the business are escalating, and the need for scale is becoming more pronounced. Despite steps taken since March 2007, Take-Two remains dependent on a limited number of titles, and has limited capital resources. In addition, Take-Two faces ongoing financial, legal and operating issues and a very intense competitive environment. Given these factors, we believe it will be increasingly difficult for Take-Two to create sustainable shareholder value and that Take-Two remains exposed to considerable risk of value loss.

We also believe that any delay in this proposed transaction works against the interest of Take-Two’s shareholders, because:

•
There can be no certainty that in the future EA or any other buyer would pay the same high premium we are offering today. We place significant value on the ability to close the transaction relatively quickly so that EA’s strong publishing and distribution network, including our global packaged goods, online and wireless publishing organizations, can positively impact the catalogue sales of GTA IV and also the launch and sale of titles released later this year. We want to work with you and your team to complete the transaction in time to begin realizing its significant marketplace benefits in advance of this year’s holiday selling season.

•
We believe Take-Two’s current share price already reflects investor expectations for a strong release of GTA IV as well as the longer-term issues that Take-Two faces. Once GTA IV ships, Take-Two will again be dependent on less-popular titles and face increasing challenges to compete with larger and better-capitalized competitors.

•	With GTA IV shipping on April 29, development on this important title must now be essentially complete. We believe now is the right time to complete a transaction with minimal disruption for Take-Two.

We also believe the transaction we are proposing will create value for EA’s shareholders. In addition to the top-line benefits noted above, we can achieve bottom-line benefits by combining Take-Two’s and EA’s corporate and publishing infrastructures and by optimally supporting Take-Two’s creative teams and intellectual properties in EA’s decentralized label structure.

Considerable thought, time and resources have been put forth in developing this offer, and our Board of Directors unanimously supports it. Our offer is not conditioned on any financing requirement. It is subject to the satisfactory completion of a due diligence review of Take-Two, the negotiation and execution of mutually acceptable definitive transaction agreements, and the satisfaction of customary conditions to be set forth in such agreements. We are prepared to move forward immediately with formal due diligence and the negotiation and execution of a definitive merger agreement and believe that with adequate access to the necessary information and people, we can complete both in approximately two weeks. We believe that our due diligence review can be completed with minimal disruption, requiring only limited access to a small number of senior executives of Take-Two and its legal, accounting and financial advisors. We also have prepared a draft merger agreement that we can forward to you immediately.

Our strong preference is to conduct a private negotiation. If you are unwilling to proceed on that basis, however, we may pursue other means, including the public disclosure of this letter, to bring our offer and the compelling value it represents to the attention of Take-Two’s shareholders.

I am available to meet and discuss any and all aspects of this proposal with you and your Board. Again, we believe this proposal represents a unique opportunity to maximize value for Take-Two’s shareholders, and that the combined enterprise would be extraordinarily well positioned to build value for our respective customers, employees, developers and other business partners. We hope that you and your Board share our enthusiasm, and we look forward to hearing back from you by February 22.

Sincerely,

John Riccitiello
Chief Executive Officer
***
February 22, 2008

Mr. John S. Riccitiello
Chief Executive Officer
Electronic Arts Inc.
209 Redwood Shores Parkway
Redwood City, CA 94065

Dear John:

Thank you for your letter of February 19, 2008. As you know, the Board of Directors (the “Board”) of Take-Two Interactive Software, Inc. (“Take-Two” or the “Company”) carefully considered Electronic Arts Inc.’s (“EA’s”) previous offer of $25 per share and concluded that neither the timing of the proposed acquisition nor the price was consistent with the Board’s objective of maximizing stockholder value. The Board’s rationale for rejecting EA’s prior offer is not altered by your decision to increase that offer by four percent.

I would like to reiterate, in the clearest possible terms, the Board’s conviction that this is not the right time for Take-Two to enter into a negotiation to sell the Company. Our organization is keenly focused on the scheduled April 29th launch of Grand Theft Auto IV, and on maximizing the value of the game to the Company and, in turn, our stockholders. It is the Board’s strongly held view that beginning strategic discussions now would distract our Company and thereby threaten the value of this key franchise.

While I understand that you may disagree with the Board’s reluctance to commence discussions immediately, the Board and I want to assure you that our concerns about timing are genuine. Potential negative financial consequences to Take-Two are significant and we believe outweigh the benefits of commencing discussions at this time. As you know, there is no certainty that EA will actually close on the proposed transaction on mutually agreeable terms, especially since you have proposed a price that we would not accept and have qualified your offer by a diligence request. Moreover, as we have all seen time and again, the process surrounding acquiring a public company from start to finish is complex, uncertain, intrusive and distracting, and we believe it would be especially so to the creative artists at the core of our business and to all those who may be displaced by a transaction.

While the Board is convinced that discussions at this time would be imprudent, we also appreciate the potential benefit of a frank and private dialogue with EA. To that end, the Board would be willing to commit to entering into a good-faith discussion with EA on April 30, 2008 to determine if we can reach common ground on the proper value of the Company and therefore an appropriate, mutually beneficial transaction. This would, of course, be subject to both parties reaching a mutually acceptable confidentiality agreement on customary terms. We are prepared to begin negotiating this confidentiality agreement immediately.

In order to alleviate any concerns you may have about the proposed starting date for these discussions, I would be pleased to meet with you privately as soon as possible to talk on a general basis. In addition our Board would confirm, subject to its fiduciary duties, that from now until April 30, 2008 (the “Quiet Period”), the Company will not pursue negotiations with any other potential strategic partner for a business combination unless we have first contacted you. Further, if the Company receives any bona fide offer to acquire the Company during the Quiet Period that the Board decides to explore, the Company will immediately inform EA and we understand that EA may then act as it sees fit.

I would like to note that if EA chooses to announce publicly the Board’s proposal or announce any offer by EA to acquire the Company during this Quiet Period or if the contents of this letter become publicly available in sum and substance, the Company will consider all of its alternatives, including discussions with other parties, and further we will reserve the right to refuse to provide EA access to information or diligence.

John, I believe I know you well enough to rely on your considering this proposal in the same good faith we have in making it. I look forward to your favorable response.

Sincerely,

Strauss Zelnick
Executive Chairman of the Board

About Take-Two Interactive Software

Headquartered in New York City, Take-Two Interactive Software, Inc. is a global developer, marketer, distributor and publisher of interactive entertainment software games for the PC, PLAYSTATION®3 and PlayStation®2 computer entertainment systems, PSP® (PlayStation®Portable) system, Xbox 360® and Xbox® video game and entertainment systems from Microsoft, Wii™, Nintendo GameCube™, Nintendo DS™ and Game Boy® Advance. The Company publishes and develops products through its wholly owned labels Rockstar Games, 2K Games, 2K Sports and 2K Play, and distributes software, hardware and accessories in North America through its Jack of All Games subsidiary. Take-Two's common stock is publicly traded on NASDAQ under the symbol TTWO. For more corporate and product information please visit our website at www.take2games.com.

All trademarks and copyrights contained herein are the property of their respective holders.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The statements contained herein which are not historical facts are considered forward-looking statements under federal securities laws. Such forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to them. The Company has no obligation to update such forward-looking statements. Actual results may vary significantly from these forward-looking statements based on a variety of factors. These risks and uncertainties include the matters relating to the Special Committee’s investigation of the Company’s stock option grants and the restatement of our consolidated financial statements. The investigation and conclusions of the Special Committee may result in claims and proceedings relating to such matters, including previously disclosed shareholder and derivative litigation and actions by the Securities and Exchange Commission and/or other governmental agencies and negative tax or other implications for the Company resulting from any accounting adjustments or other factors. Other important factors are described in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2007, in the section entitled “Risk Factors.”
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